Exhibit 99.1

    BANCFIRST CORPORATION ANNOUNCES PLANNED REDEMPTION OF BFC CAPITAL TRUST I
         9.65% TRUST PREFERRED SECURITIES AND ANNOUNCES COMMON DIVIDEND

    OKLAHOMA CITY, Nov. 28 /PRNewswire-FirstCall/ -- BancFirst Corporation (Nasdaq: BANF) announced today that all of the 9.65% trust securities of its wholly owned subsidiary, BFC Capital Trust I, will be redeemed on January 15, 2007, for a redemption price equal to 104.825% of the aggregate $25,000,000 liquidation amount of the trust securities that are publicly held, plus all accrued and unpaid distributions thereon to the redemption date. Distributions on the trust securities will cease to accrue on and after the redemption date. The Bank of New York Trust Company, N.A. serves as property trustee of the trust, and will notify holders of the redemption.

    The trust is making such redemption in connection with the concurrent prepayment by BancFirst Corporation of a like amount of its 9.65% Junior Subordinated Deferrable Interest Debentures due January 15, 2027, which are held exclusively by the trust. Pursuant to the terms of the indenture relating to the debenture, the debentures may be prepaid at any time on or after January 15, 2007, at a prepayment price equal to 104.825% of the principal outstanding amount of the debentures plus accrued and unpaid interest to the redemption date.

    As a result of these transactions, the Company will incur a one-time charge of approximately $1.2 million after taxes, at the time of the redemption. The one-time charge reflects the premium paid and the acceleration of the unamortized issuance costs.

    BancFirst also announced that its Board of Directors approved a cash dividend of $0.18 per share on its common stock. The dividend is payable January 16, 2007 to shareholders of record on December 31, 2006.

    The Company may make forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

SOURCE  BancFirst
    -0-                             11/28/2006
    /CONTACT: Joe T. Shockley, Chief Financial Officer, +1-405-270-1003, or David Rainbolt, Chief Executive Officer, +1-405-270-1002, both of BancFirst Corporation/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20040818/BANFLOGO
              PRN Photo Desk photodesk@prnewswire.com/
    (BANF)